Exhibit 10.2

Form 8-K Exhibit Notice:

Schedule A, Securityholder Information is omitted in reliance on Item 601(b)(2) of Regulation S-K but will be furnished supplementally to the Commission upon request.

VOTING SUPPORT AGREEMENT

THIS AGREEMENT is made April 6, 2011

BETWEEN:

PARAMETRIC TECHNOLOGY CORPORATION, a corporation incorporated under the laws of The Commonwealth of Massachusetts (“PTC”)

- and -

PTC NS ULC, an unlimited liability company existing under the laws of Nova Scotia (“Acquireco”)

- and -

The senior management and directors of MKS Inc. (“MKS”) listed on Schedule A (each, a “Securityholder” and collectively, the “Securityholders”)

RECITALS:

A.	This voting support agreement (the “Agreement”) is being provided in connection with a proposal for PTC and Acquireco to enter into an agreement (the “Arrangement Agreement”) with MKS to acquire the common shares (“Shares”) in the capital of MKS by way of plan of arrangement (the “Arrangement”) pursuant to the Business Corporations Act (Ontario) as set out in the Arrangement Agreement.

B.	This Agreement sets out the terms and conditions of the agreement of each Securityholder to support the Arrangement and vote each Securityholder’s Current Securities (as defined below), as set forth in Schedule A hereto, in favour and support of the Arrangement.

C.	Capitalized terms used herein, and the terms “affiliate” and “business day”, and not otherwise defined have the meanings set forth in the Arrangement Agreement, unless the context indicates otherwise.

THEREFORE, in consideration of the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

REPRESENTATIONS AND WARRANTIES

1.1	Securityholder Representations

Each Securityholder represents and warrants to PTC and Acquireco in respect of such

Securityholder only and not any other Securityholder that, except as set forth in Schedule A:

(a)	the common shares in the capital of MKS, the options to acquire common shares in the capital of MKS and the restricted share units set forth opposite such Securityholder’s name on Schedule A hereto (the “Shares”, the “Options,” and the “RSUs”, respectively, and collectively, the “Current Securities”) represent all securities or rights to acquire securities of MKS held of record, beneficially owned by such Securityholder, or over which such Securityholder has any voting power or dispositive power or other direct or indirect control or direction. In respect of such Current Securities, except as disclosed in Schedule A, such Securityholder is the sole legal and sole beneficial owner, directly or indirectly, has, and will continue to have at the time of any vote contemplated by this Agreement and at the time PTC acquires the MKS Common Shares pursuant to the Plan of Arrangement, sole voting power over, sole power of disposition of, sole control and sole direction over, and sole power to agree to all of the matters set forth in this Agreement. Such Securityholder has good title to such Securityholder’s Current Securities, free and clear on the date hereof or at the Effective Time of any and all liens, pledges, mortgages, charges, restrictions, security interests, encumbrances, adverse claims and demands or rights of others of any nature or kind;

(b)	such Securityholder has the legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Securityholder (and if such Securityholder is a corporation, duly authorized by all necessary corporate actions), and assuming the due authorization, execution and delivery by PTC, this Agreement constitutes the legal, valid and binding obligation of such Securityholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and general principles of equity;

(c)	to the knowledge of the Securityholder, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of such Securityholder, threatened against such Securityholder or any of its properties that, individually or in the aggregate, could impair the ability of such Securityholder to perform its obligations under this Agreement. To the knowledge of the Securityholder, there is no judgment, decree or order against such Securityholder that could reasonably be expected to prevent, enjoin, alter or delay such Securityholder from performing its obligations under this Agreement or that could reasonably be expected to have an adverse effect on the Securityholder’s ability to consummate the transactions contemplated by this Agreement;

(d)	such Securityholder has not previously granted or agreed to grant any power of attorney, proxy or other right to vote in respect of its Current Securities or entered into any voting trust, nor any pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to its Current Securities except those which are no longer of any force or effect;

(e)	no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, requisition or transfer from such Securityholder of any of its Current Securities, or any interest therein or right thereto, except pursuant to this Agreement and the Arrangement Agreement; and

(f)	neither the execution and delivery of this Agreement by such Securityholder, the performance by such Securityholder of its obligations hereunder nor the compliance by such Securityholder with any of the provisions hereof will result in the creation of any lien or encumbrance on any of its Current Securities or result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of any constating or governing documents, by-laws or resolutions of such Securityholder, if applicable, or any Contract or other document to which such Securityholder is a party or subject.

1.2	PTC and Acquireco Representations

Each of PTC and Acquireco hereby represents and warrants to each Securityholder (and acknowledges that the Securityholder is relying upon such representations and warranties) that:

(a)	PTC is a company duly incorporated and validly existing under the laws of The Commonwealth of Massachusetts. Acquireco is an unlimited liability company duly incorporated and validly existing under the laws of Nova Scotia;

(b)	Each of PTC and Acquireco has the legal capacity to execute and deliver this Agreement and to perform its respective obligations under this Agreement. This Agreement has been duly executed and delivered by each of PTC and Acquireco, and has been duly authorized by all necessary corporate action, and assuming the due authorization, execution and delivery by such Securityholder, this Agreement constitutes a legal, valid and binding obligation of each of PTC and Acquireco, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and general principles of equity; and

(c)	the execution, delivery, and performance of this Agreement by each of PTC and Acquireco, will not (i) constitute a violation of its respective articles of organization or by-laws, each as amended or restated, or (ii) constitute a violation of any Law applicable or relating to PTC or Acquireco or their respective businesses.

ARTICLE 2

SECURITYHOLDER OBLIGATIONS

2.1	Restrictions on Transfers

(a)	Each Securityholder hereby irrevocably covenants in favour of PTC that, except as contemplated in this Agreement and except as set forth in Schedule A, such

Securityholder will not: (i) sell, transfer, gift, assign, pledge, hypothecate, convert, encumber or otherwise dispose of any of its Shares, Options or RSUs or any additional shares of MKS in respect of which it acquires direct or indirect legal or beneficial ownership or control or direction after the date hereof (the “Additional Shares”) or any additional options to acquire shares of MKS or restricted share units of MKS in respect of which it acquires direct or indirect legal or beneficial ownership or control or direction after the date hereof (the “Additional Securities”) or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition, derivative transaction or effective economic disposition through cash settlement), or (ii) grant any proxies or powers of attorney, or deposit any of its Shares, Options, RSUs, Additional Shares or Additional Securities (collectively, the “Owned Securities”) into a voting trust or enter into a voting agreement, pooling agreement, understanding or arrangement with respect to such Owned Securities.

(b)	Notwithstanding the restrictions in Section 2.1(a) above, a Securityholder may transfer, sell or dispose of any Owned Securities to a company controlled (within the meaning of the Business Corporations Act (Ontario)) by such Securityholder, provided, however, that prior to any such transfer, sale or disposition, the transferee shall agree with PTC, in form and on terms satisfactory to PTC, acting reasonably, to be bound by all of the provisions of this Agreement in the same manner as the Securityholder and the Securityholder shall remain, with such transferee, jointly and severally liable for its and such transferee’s obligations under this Agreement.

2.2	Voting Rights

Except as set forth in Schedule A, each Securityholder:

(a)	will vote or cause to be voted all of its Owned Securities (which are voting securities):

(i)	in favour and support of the Arrangement at the MKS Meeting;

(ii)	against (A) any Acquisition Proposal or Superior Proposal; (B) any resolution or proposal by any person (other than PTC) to amend the Arrangement Resolution; or (C) any merger, consolidation, business combination, amalgamation, arrangement, reorganization, recapitalization, take-over bid, sale of material assets, dissolution, liquidation, winding up, material sale of securities or rights or interest therein or thereto or similar transactions involving MKS or any of its Subsidiaries, other than with PTC or any of its affiliates; and

(b)	agrees in favour of PTC and Acquireco that such Securityholder shall not, without the prior written consent of PTC and Acquireco, requisition or join in the requisition of any meeting of the shareholders of MKS for the purpose of considering any resolution.

2.3	Additional Covenants of each Securityholder

Each Securityholder hereby undertakes in favour of PTC and Acquireco that, if any of such Securityholder’s Owned Securities are or become registered in the name of a person other than such Securityholder or otherwise held other than personally, to cause the direct owner of such securities to perform all covenants of such Securityholder under this Agreement as if such Securityholder were the direct owner of such securities.

2.4	Fiduciary Obligations

PTC and Acquireco each agrees and acknowledges that each Securityholder is bound hereunder solely in its capacity as a Securityholder of MKS and nothing contained herein is intended to, nor will it, restrict or limit any director or officer of MKS or any of its Subsidiaries from fulfilling his duties as a director or officer, including, without limitation, taking any actions permitted by the Arrangement Agreement.

2.5	Termination

This Agreement shall terminate automatically and without any further act of any party on the first to occur of:

(a)	the date on which the Arrangement Agreement is terminated in accordance with its terms; and

(b)	the Outside Date.

If this Agreement is terminated in accordance with Section 2.5, the provisions of this Agreement shall become void and no party shall have liability or obligation to any other party.

2.6	No Ownership Interest

Nothing contained in this Agreement vests in PTC or Acquireco any direct or indirect economic benefit or ownership or incidence of ownership of, or relating to, any Current Securities. All rights, ownership and economic benefits of and relating to any Current Securities remain vested in and belong to each applicable Securityholder, and PTC and Acquireco have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of MKS or exercise any power or authority to direct any Securityholder in the voting of any of the Current Securities or in the performance of the Securityholders’ duties or responsibilities as a shareholder of MKS.

ARTICLE 3

OTHER COVENANTS

3.1	Disclosure

Each Securityholder also agrees in favour of PTC and Acquireco:

(a)	to details of this Agreement being set out in any information circular produced by MKS in connection with the Arrangement; and

(b)	to this Agreement being made publicly available on SEDAR, with the United States Securities and Exchange Commission and otherwise to the extent required by applicable Law.

3.2	Remedies Limited to Injunction and Specific Performance

Notwithstanding any other provision of this Agreement or applicable Law, each of PTC and Acquireco acknowledges and agrees that (i) the sole and exclusive remedy of each of PTC and Acquireco in respect of any actual or alleged inaccuracy or misrepresentation in any representation or warranty of any Securityholder under this Agreement, or any breach or alleged breach of any covenant or other obligation by any Securityholder under this Agreement, or any other matter related to this Agreement, will be to seek injunctive relief or specific performance to prevent breaches of this Agreement and to specifically enforce the respective covenants of the Securityholders under this Agreement; (ii) that in no event will PTC or Acquireco be entitled to, and neither PTC nor Acquireco will initiate, make or pursue, directly or indirectly through any Person or otherwise, any other remedy at Law, under any statute or in equity, including, without limitation, any claim or demand (whether pursuant to any civil, criminal, administrative, regulatory, arbitral or investigative inquiry, action, suit, investigation or proceeding or any other claim or demand of whatever nature or kind) (collectively, “Claims”) for, and no Securityholder will have any liability to PTC, Acquireco or any other Person for, any damages (including, without limitation, any special, consequential or punitive damages), fines, penalties, deficiencies, losses (including, without limitation, loss of profits and loss of opportunity), liabilities (whether accrued, actual, contingent, latent or otherwise), costs, fees or expenses (including, without limitation, interest, court costs and reasonable fees and expenses of lawyers, accountants and other experts and professionals) incurred, directly or indirectly, by PTC, Acquireco or any other Person as a result of, or arising in connection with, any matter referred to in clause (i) of this Section 3.2; and (iii) if PTC or Acquireco or any other Person is the prevailing party in any litigation referred to in clause (i) of this Section 3.2, they will not be entitled to, and will not seek, directly or indirectly, payment of any legal fees or disbursements, court costs or any other expenses of enforcing, defending or otherwise pursuing such remedy. Accordingly, except as specifically set forth in clause (i) of this Section 3.2, each of PTC and Acquireco hereby irrevocably waives any and all rights, remedies and Claims that PTC or Acquireco may have against any Securityholder, whether at Law, under any statute or in equity (including, without limitation, Claims for contribution or other rights of recovery arising under any applicable Law, Claims for breach of contract, breach of representation and warranty, negligent representation and all Claims for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement. This Section 3.2 will remain in full force and effect in all circumstances and will not be terminated by any breach (fundamental, negligent or otherwise) by any party hereto of its representations, warranties, covenants or other obligations under this Agreement or by any termination or rescission of this Agreement by any party hereto or the termination of the Arrangement Agreement.

3.3	No Dissent

Each Securityholder hereby waives and agrees, in favour of PTC and Acquireco, not to exercise any rights of appraisal or rights of dissent such Securityholder may have arising from the Arrangement.

ARTICLE 4

MISCELLANEOUS

4.1	Interpretation

In this Agreement:

(a)	Governing Law - This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. For the purpose of all legal proceedings, this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any acting arising under this Agreement. Each party hereto attorns to the jurisdiction of the courts of the Province of Ontario.

(b)	Headings - Headings of Sections, Articles and Schedules are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c)	Including - Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation.”

(d)	Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(e)	Severability - If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.

4.2	Incorporation of Schedule A

Schedule A – Securityholder Information attached hereto forms an integral part of this Agreement.

4.3	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

4.4	Entire Agreement

This Agreement, together with the agreements and other documents required to be delivered pursuant to this Agreement, constitutes the entire agreement between the parties and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No reliance has been made upon, and there are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

4.5	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) must be in writing and is sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by fax or e-mail:

(a)	if to PTC or Acquireco at:

Parametric Technology Corporation 140 Kendrick Street
Needham, MA
United States 02494
Attention:	Iain Michel, Senior Vice President, Corporate Development
Fax No.:	(781) 370-5662
E-mail:	imichel@ptc.com

with a copy to:

Aaron von Staats, Corporate Vice President, General Counsel & Secretary
Fax No.:	(781) 370-5735
E-mail:	avstaats@ptc.com

with copies to:

Osler, Hoskin & Harcourt LLP Suite 1900 340 Albert Street
Ottawa, ON K1R 7Y6

Attention:	Elizabeth Walker
Fax No.:	(613) 235-2867
E-mail:	ewalker@osler.com

(b)	If to a Securityholder, at such Securityholder’s address, fax number or e-mail address set out on Schedule A hereto.

with a copy to:

McCarthy Tétrault LLP
Box 48, Suite 5300
Toronto Dominion Bank Tower
Toronto, ON M5K 1W6

Attention:	Jonathan Grant
Fax No.:	(416) 868-0673
E-mail:	jgrant@mccarthy.ca

Any Notice delivered or transmitted to a party as provided above is deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a business day prior to 5:00 p.m. (Toronto time). However, if the Notice is delivered or transmitted after 5:00 p.m. (Toronto time) or if such day is not a business day then the Notice is deemed to have been given and received on the next business day.

The parties may, from time to time, change its address by giving Notice to each other party in accordance with the provisions of this Section.

4.6	Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party, shall be binding unless executed in writing by the party to be bound.

4.7	Time of the Essence

Any date, time or period referred to in this Agreement shall be of the essence, except to the extent to which each applicable Securityholder, PTC and Acquireco agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

4.8	Expenses

Each party will pay their respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

4.9	Waiver

Each Securityholder, PTC and Acquireco agree with each other and confirm to each other that:

(a)	any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by any party to be bound or in the case of a waiver, by the party against whom the waiver is to be effective; and

(b)	no failure or delay by any Securityholder, PTC or Acquireco in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise by such Securityholder, PTC or Acquireco.

4.10	Assignability

The provisions of this Agreement are binding upon and enure to the benefit of PTC, Acquireco and each Securityholder and their respective successors and permitted assigns. No Securityholder may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of PTC and Acquireco. PTC and Acquireco may not assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement, in respect of any Securityholder, without the prior written consent of such Securityholder.

4.10	Independent Legal Advice

Each of the parties hereto acknowledges in favour of the other parties hereto that it has entered into this Agreement willingly with full knowledge of the obligations and limitation of rights and remedies imposed by the terms of this Agreement. Each of the parties hereto further acknowledges in favour of each of the other parties that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that it has either done so or waived its right to do so, and agrees in favour of each of the other parties hereto that this Agreement constitutes a binding legal obligation and that it is estopped from raising any claim on the basis that it has not obtained such advice.

4.11	Public Notices

Each Securityholder acknowledges and agrees in favour of PTC that: all public notices to third parties and all other publicity concerning this Agreement, the Arrangement Agreement and the transactions contemplated hereunder and thereunder will be planned and coordinated by PTC and/or MKS in accordance with the Arrangement Agreement; and such Securityholder shall not act unilaterally in this regard without the prior written approval of PTC unless such disclosure is required by any Law, Securities Law or applicable stock exchange rules.

4.12	Execution and Delivery

This Agreement may be executed by the parties in counterparts and may be delivered by fax or email, and all such counterparts together constitute one agreement.

[The next page is the signature page.]

This Agreement has been agreed and accepted as of the date first set out above.

/s/ Danielle Park	/s/ Howard Gwin
Witness	Name: Howard Gwin Title: Director

/s/ Leila Rafi	/s/ Gerald S. Hurlow
Witness	Name: Gerald S. Hurlow Title: Lead Director

/s/ Leila Rafi	/s/ Philip C. Deck
Witness	Name: Philip C. Deck Title: Executive Chairman

/s/ Leila Rafi	/s/ J. Ian Griffin
Witness	Name: J. Ian Griffin Title: Director

/s/ Leila Rafi	/s/ Alex White
Witness	Name: Alex White Title: Director

/s/ Leila Rafi	/s/ Michael Harris
Witness	Name: Michael Harris Title: President & CEO

/s/ Leila Rafi	/s/ Douglas Sawatzky
Witness	Name: Douglas Sawatzky Title: Chief Financial Officer

Witness	Name: Title:

Witness	Name: Title:

Witness	Name: Title:

Witness	Name: Title:

Witness	Name: Title:

Witness	Name: Title:

PARAMETRIC TECHNOLOGY CORPORATION

By:	/s/ James E. Hepplemann
	Name:	James E. Hepplemann
	Title:	President & Chief Executive Officer

PTC NS ULC

By:	/s/ Jeffrey D. Glidden
	Name:	Jeffrey D. Glidden
	Title:	President